Exhibit 99.1

RELEASE DATE: January 20, 2009

FASTENAL COMPANY REPORTS 2008 FOURTH QUARTER AND ANNUAL EARNINGS

The Fastenal Company of Winona, MN (NASDAQ Symbol FAST) reported the results of the quarter and year ended December 31, 2008. Except as otherwise noted below, dollar amounts are in thousands.

Net sales for the three-month period ended December 31, 2008 totaled $544,959, an increase of 5.0% over net sales of $519,206 in the fourth quarter of 2007. Net earnings increased from $56,191 in the fourth quarter of 2007 to $62,536 in the fourth quarter of 2008, an increase of 11.3%. Basic and diluted earnings per share increased from $.38 to $.42 for the comparable periods.

Net sales for the year ended December 31, 2008 totaled $2,340,425, an increase of 13.5% over net sales of $2,061,819 in 2007. Net earnings increased from $232,622 in 2007 to $279,705 in 2008, an increase of 20.2%. Basic and diluted earnings per share increased from $1.55 to $1.88 for the comparable periods. The third quarter of 2008 included a $10,000 legal settlement. This is discussed in greater detail later in this release. This settlement lowered our basic and diluted earnings per share by just over $0.03 for the year.

During 2008, Fastenal opened 161 new stores (Fastenal opened 161 new stores in 2007). The 161 new stores in 2008 represent an increase in stores of 7.5% from December 31, 2007. On December 31, 2008, Fastenal had 13,634 total employees, an increase of 13.5% from December 31, 2007.

SALES GROWTH:

Note – Daily sales are defined as the sales for the month divided by the number of business days in the month.

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2008 group – opened 2003 and earlier, 2007 group – opened 2002 and earlier, and 2006 group – opened 2001 and earlier). This store group is more cyclical due to the increased market share they enjoy in their local markets. During each of the twelve months in 2006, 2007, and 2008 the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	13.9%	11.9%	10.8%	9.1%	9.6%	10.7%	9.9%	11.2%	8.1%	8.5%	8.0%	9.6%
2007	4.8%	3.8%	7.8%	4.5%	5.4%	6.2%	6.1%	5.3%	6.3%	6.3%	7.9%	9.6%
2008	8.9%	8.8%	9.9%	10.5%	10.4%	11.2%	9.7%	11.3%	8.5%	6.8%	0.9%	(5.1)%

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2008 group – opened 2006 and earlier, 2007 group – opened 2005 and earlier, and 2006 group – opened 2004 and earlier) represent a consistent same-store view of our business. During each of the twelve months in 2006, 2007, and 2008 the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	17.8%	15.0%	14.6%	12.3%	12.5%	14.0%	12.8%	13.9%	9.2%	9.0%	9.4%	10.9%
2007	7.3%	6.0%	9.4%	5.5%	6.7%	7.2%	6.5%	5.9%	6.8%	7.6%	8.8%	10.9%
2008	12.0%	11.1%	12.5%	13.1%	12.0%	12.0%	10.9%	12.8%	10.5%	8.1%	2.3%	(3.9)%

RELEASE DATE: January 20, 2009

FASTENAL COMPANY REPORTS 2008 FOURTH QUARTER AND ANNUAL EARNINGS

All company sales – During each of the twelve months in 2006, 2007, and 2008, all the selling locations combined had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2006	23.9%	21.3%	21.1%	19.1%	19.2%	20.6%	19.7%	20.7%	16.1%	15.9%	16.3%	17.7%
2007	12.6%	11.8%	15.5%	12.0%	13.2%	14.8%	13.9%	13.4%	13.7%	14.7%	15.2%	16.8%
2008	15.6%	15.0%	16.9%	17.1%	16.0%	15.9%	14.8%	16.4%	14.3%	11.9%	6.8%	0.0%

The strong growth in 2006 generally represents a continuation of the strong environments experienced in 2004 and 2005. The growth in 2007 generally represents a weakening environment which began in late 2006. The final three months of 2007 continued in the same variable fashion as the previous nine months but showed consistent improvement from the third quarter daily sales growth rate of 13.7%. Generally speaking, this improvement in late 2007 remained in the first nine months of 2008 and weakened in the October to December time frame. The third quarter of 2008 was influenced by variations in the number of business days versus 2007. This was most pronounced in September 2008 which had 21 business days versus 19 in September 2007. This had a dampening effect on September 2008’s daily average sales growth as some of our customer’s purchases are based more on monthly budgets rather than daily consumption. The slow-down in the final three months of the year relate to the general economic weakness in the global marketplace. We believe the improvement in the final months of 2007 and the first nine months of 2008, and our performance in the final months of 2008 relative to the marketplace in which we operate, were driven, in part, by our ‘pathway to profit’ initiative described below.

PATHWAY TO PROFIT:

During April 2007 we disclosed our intention to alter the growth drivers of our business. For most of the last decade, we used store openings as the primary growth driver of our business (opening approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (we opened approximately 8.1% and 7.5% new stores in 2007 and 2008, respectively) versus the historical rate of approximately 14%. Our goal is four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average store size increases.

RELEASE DATE: January 20, 2009

FASTENAL COMPANY REPORTS 2008 FOURTH QUARTER AND ANNUAL EARNINGS

Store Count and Full-Time Equivalent (FTE) Headcount Growth – In response to the ‘pathway to profit’, we have increased our year-over-year store count (calculated using the number of stores at the end of the quarter) and FTE head count (calculated using the average FTE number during the quarter) as follows:

	December 2008	September 2008	June 2008	March 2008	December 2007
Store count growth	7.5%	7.2%	7.1%	6.8%	8.1%

Store personnel – FTE	12.2%	14.4%	17.5%	18.3%	18.0%
Distribution and manufacturing personnel– FTE	1.5%	4.6%	9.1%	8.8%	9.4%
Administrative and sales support personnel– FTE	4.6%	3.1%	(3.0)%	(3.4)%	2.3%

Total – FTE headcount growth	9.2%	11.0%	13.0%	13.3%	14.0%

Store Size and Profitability – The store groups listed in the table below, when combined with our strategic account stores, represented approximately 89% and 91% of our sales in the fourth quarter of 2008 and 2007, respectively. Strategic account stores, which numbered 20 and 14 in the fourth quarter of 2008 and 2007, respectively, are stores that are focused on selling to a group of strategic account customers in a limited geographic market. Our remaining sales (approximately 10%) related to either: (1) our in-plant locations, (2) our direct Fastenal Cold Heading business, or (3) our direct import business. Our average store, excluding the business not sold through a store, had sales of $72,500 per month in the fourth quarter of 2007. This average was $70,200 per month in the fourth quarter of 2008. The average age, number of stores and pre-tax margin data by store size for the fourth quarter of 2008 and 2007, respectively, were as follows:

Three months ended December 31, 2008

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to $30,000	2.7	498	21.6%	(23.9)%
$30,001 to $60,000	5.3	797	34.4%	9.9%
$60,001 to $100,000	8.0	539	23.3%	20.9%
$100,001 to $150,000	10.2	286	12.4%	25.9%
Over $150,000	14.1	171	7.4%	27.4%
Strategic account		20	0.9%

Total		2,311	100.0%

Three months ended December 31, 2007

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Margin Percentage
$0 to $30,000	2.3	428	19.8%	(20.6)%
$30,001 to $60,000	4.6	712	33.0%	9.2%
$60,001 to $100,000	7.3	520	24.1%	20.3%
$100,001 to $150,000	9.0	314	14.5%	23.7%
Over $150,000	12.9	172	8.0%	25.3%
Strategic account		14	0.6%

Total		2,160	100.0%

Note – Amounts may not foot due to rounding difference.

RELEASE DATE: January 20, 2009

FASTENAL COMPANY REPORTS 2008 FOURTH QUARTER AND ANNUAL EARNINGS

As we indicated in April 2007, our goal over the five year period from 2007 to 2012 is to increase the sales of our average store to approximately $125,000 per month. This will shift the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe will allow us to leverage our fixed cost and increase our overall productivity.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

IMPACT OF FUEL PRICES:

Rising fuel prices negatively impacted 2007 and 2008; however, we did feel some relief in the final months of 2008. During the first, second, third, and fourth quarters of 2007, total vehicle fuel costs averaged approximately $2.1 million, $2.5 million, $2.4 million, and $2.7 million per month, respectively. During the first, second, third, and fourth quarters of 2008, our total vehicle fuel costs averaged approximately $2.9 million, $3.7 million, $3.7 million, and $2.4 million per month, respectively. The changes resulted from variations in fuel costs, the freight initiative discussed below, increases in product sales, and the increase in the number of vehicles necessary to support additional sales personnel and to support additional store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

In 2005, we introduced our new freight model as a means to continue to improve our operating performance. The freight model represents a focused effort to haul a higher percentage of our products utilizing the Fastenal trucking network (which operates at a substantial savings to external service providers because of our ability to leverage our existing routes) and to charge freight more consistently in our various operating units. This initiative positively impacted the latter two-thirds of 2005, all of 2006, all of 2007, and all of 2008 despite the changes in average per gallon fuel costs shown in the following table:

	2007 – Quarter				2008 – Quarter
	1st	2nd	3rd	4th	1st	2nd	3rd	4th
Diesel fuel	$2.59	$2.85	$2.94	$3.25	$3.47	$4.30	$4.38	$3.11
Unleaded gasoline	$2.31	$2.96	$2.86	$2.92	$3.07	$3.65	$3.85	$2.49

The average price of a gallon of diesel fuel and a gallon of unleaded gasoline decreased by 4.3% and 14.7%, respectively, from the fourth quarter of 2007 to fourth quarter of 2008. Given the nature of our distribution business, fluctuations in fuel prices can have a meaningful impact on our results. This impact is also covered later in our discussion about gross margin and operating and administrative expenses.

LEGAL SETTLEMENT:

On August 29, 2008 we announced that we had reached a preliminary agreement to settle a purported class action lawsuit relating to the classification of our Assistant General Managers as exempt for purposes of the overtime provisions of the Fair Labor Standards Act (FLSA) and California, Oregon, and Pennsylvania state statutes. This suit also alleged that Assistant General Managers in California did not receive sufficient meal breaks and paid rest periods under the California Labor Code. (Note: This case was originally reported on our Form 10-Q for the quarter ended September 30, 2007, filed on October 31, 2007.)

While we deny the allegations underlying the lawsuit, we decided to enter into the settlement agreement in order to avoid significant legal fees, the uncertainty of a jury trial, distractions to our operations, and other expenses and management time that would have to be devoted to protracted litigation. The settlement, which is still subject to court approval, fully resolves all claims brought by the plaintiffs in this lawsuit. Pursuant to the settlement, we will make a cash payment of $10 million to cover claims by eligible class members, plaintiff attorneys’ fees and costs, and payments to the named plaintiffs. The expense for this settlement was recorded in the results for the third quarter ending September 30, 2008. We do not expect the settlement to have any material impact on our operating results going forward.

RELEASE DATE: January 20, 2009

FASTENAL COMPANY REPORTS 2008 FOURTH QUARTER AND ANNUAL EARNINGS

This expense negatively impacted our earnings, and consequently, negatively impacted the incentive bonus paid to our district, regional, and company leadership. The expense related to this legal settlement lowered our bonus payout by approximately $1.8 million for the third quarter of 2008. After factoring in the reduction of our bonus payout, this legal settlement resulted in a pre-tax expense of approximately $8.2 million for the quarter, or just over $0.03 per share (after-tax). We have added comparisons to the following discussion, as it relates to the annual figures, regarding our statement of earnings information to quantify the impact of this settlement to the reported percentages. Our management believes that providing such information permits investors to more easily compare results for 2008 with those for prior periods and gives investors a more accurate picture of our underlying operating results before charges that are considered by management to be non-recurring.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales):

	Year Ended December 31,		Three Months Ended December 31,
	2008	2007	2008	2007
Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit margin	52.8%	50.8%	53.4%	51.0%

Operating and administrative expenses (1)	33.6%	32.6%	35.2%	33.3%
Gain (loss) on sale of property and equipment	0.0%	0.0%	0.0%	0.0%

Operating income (2)	19.2%	18.3%	18.2%	17.6%

Interest income	0.0%	0.1%	0.1%	0.1%

Earnings before income taxes (3)	19.3%	18.3%	18.3%	17.7%

Note – Amounts may not foot due to rounding difference.

Impact of Legal Settlement: The percentages stated above for operating and administrative expenses, operating income, and earnings before income taxes were impacted by approximately 0.4 percentage points for the year ended December 31, 2008. Adjusted for the impact the (1) operating and administrative expenses would have been 33.2% (versus the reported 33.6%) for the year ended December 31, 2008; (2) operating income would have been 19.6% (versus the reported 19.2%) for the year ended December 31, 2008; and (3) earnings before income taxes would have been 19.7% (versus the reported 19.3%) for the year ended December 31, 2008.

Gross profit margins for the year and for the fourth quarter of 2008 increased over the same periods in 2007. The improvement was driven by several factors: (1) a focused effort to challenge our sales force to increase the gross margin on business with a lower than acceptable margin, (2) a focused effort to stay ahead of inflationary increases in product cost, (3) improvements in our direct sourcing operations, (4) continued focus on our freight initiative (discussed earlier), and (5) continued focus on our product availability within our network. This product availability focus centers on our ‘master stocking hub’ in Indianapolis, Indiana, and our efficient ability to pull product from store-to-store. Due to the benefit of item (4) above, the rising fuel costs discussed earlier had only a nominal negative impact on our gross margin early in the first quarter of 2008 and this reversed to a positive gross margin impact from late in the first quarter into the second, third, and fourth quarters.

Operating and administrative expenses in the fourth quarter of 2008 grew 11.0% over the same quarter of 2007. While this rate of growth was greater than our sales growth of 5.0%, it represents the slowest rate of growth we have achieved in recent history. During our earnings conference call in October 2008 we spoke of the need to lower our operating and administrative expense growth in subsequent quarters if our sales growth were to weaken. We were pleased with our ability to reign in our fourth quarter expenses given the increase in personnel and store locations over the fourth quarter of 2007.

RELEASE DATE: January 20, 2009

FASTENAL COMPANY REPORTS 2008 FOURTH QUARTER AND ANNUAL EARNINGS

As we have noted in the past, almost 70% of our operating and administrative expenses consist of payroll and payroll related costs. Our net payroll costs for the fourth quarter increased approximately 7.2%. The disparity between the 9.2% full-time equivalent headcount growth noted above and the 7.2% expense growth is driven by contractions in the incentive commissions and bonuses earned during the quarter. As we have indicated in the past, our employees are rewarded for growth in gross profit dollars and pre-tax earnings. The contraction in the growth rates of these amounts during the fourth quarter, when compared to the growth rates in previous quarters of 2008, drove the contraction in the growth rate of payroll and payroll related costs.

The operating and administrative expenses for all of 2008 include $3,247 of additional compensation expense related to the adoption of new stock option accounting rules in early 2007. During 2007, this expense was $1,915. We issued an additional grant of 275,000 shares in April 2008. These options, like the options issued in 2007, vest over a five to eight year period. The two option grants, when combined, will result in compensation expense of approximately $300 per month for the next four years; and dropping slightly in the remaining period. No other stock based compensation was outstanding during these periods.

For the year, we were able to leverage our occupancy costs for the first time since earlier in the decade. Occupancy expenses grew approximately 10.9%, 9.0%, 11.9%, and 8.0% in the first, second, third, and fourth quarter of 2008, respectively, and approximately 9.9% for the year of 2008. The occupancy leverage was due to the decrease in the rate of store openings pursuant to our ‘pathway to profit’ initiative. One component of operating and administrative expenses that experienced meaningful de-leverage was transportation cost. This cost grew approximately 25.6%, 28.5%, 33.3%, and 18.4% in the first, second, third, and fourth quarter of 2008, respectively, and approximately 26.7% for the year of 2008. This increase was primarily driven by the increase in fuel costs discussed earlier and by the increase in the number of vehicles needed to support an expanded sales force.

Income taxes, as a percentage of earnings before income taxes, were approximately 38.0% and 38.4% for 2008 and 2007, respectively. During the first quarter of 2007, we implemented FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN No. 48). As defined in FIN No. 48, we had multiple discrete events in 2008 and 2007 which had a net result of approximately $193 and $1,305 of additional tax, respectively. Absent these events, our tax rate would have been 38.0% and 38.2% for 2008 and 2007, respectively. This rate fluctuates over time based on (1) the income tax rates in the various jurisdictions in which we operate, (2) the level of profits in those jurisdictions and (3) changes in tax law and regulations in those jurisdictions.

WORKING CAPITAL:

The year-over-year dollar and percentage growth related to accounts receivable and inventories were as follows:

	Balance at December 31,		Twelve Month Dollar Change December 31,		Twelve Month Percentage Change December 31,
Year-over-year change	2008	2007	2008	2007	2008	2007
Accounts receivable, net	$244,940	236,331	$8,609	26,799	3.6%	12.8%
Inventories	$564,247	504,592	$59,655	48,595	11.8%	10.7%

These two assets were impacted by our initiatives to improve working capital. These initiatives include (1) the establishment of a centralized call center to facilitate accounts receivable management (this facility became operational early in 2005) and (2) the tight management of all inventory amounts not identified as either expected store inventory, new expanded inventory, inventory necessary for upcoming store openings, or inventory necessary for our ‘master stocking hub’.

The accounts receivable increase of 3.6% from December 2007 to December 2008 was created by sales growth of 6.8% and 0.0% in November and December, respectively. The inventory increase from December 2007 to December 2008 of 11.8% was less than our annual sales growth of 13.5%; however, it was higher than we expected. A portion of our inventory procurement has a longer lead time than our ability to foresee sales trends; therefore, the drop in sales growth activity during the last two to three months of the year resulted in inventory consumption that was less than the amount of inbound product. We reduced our ordering patterns on products with a longer lead time midway through the quarter to match current sales trends.

RELEASE DATE: January 20, 2009

FASTENAL COMPANY REPORTS 2008 FOURTH QUARTER AND ANNUAL EARNINGS

As we indicated in earlier communications, our short-term goals center on our ability to move the ratio of annual sales to accounts receivable and inventory (Annual Sales: AR&I) back to better than a 3.0:1 ratio (on December 31, 2008 and 2007 we had a ratio of 2.9:1 and 2.8:1, respectively).

STOCK REPURCHASE AND DIVIDENDS:

On July 10, 2008, we issued a press release announcing our Board of Directors had authorized purchases by us of up to an additional 1,000,000 shares of our common stock (over and above previously authorized amounts). During 2008, we purchased 590,000 shares of our outstanding stock at an average price of approximately $43.99 per share. This purchasing occurred in the second (200,000 shares) and third (390,000 shares) quarters of 2008. With the new authorization in 2008, we have remaining authority to purchase up to approximately 1,410,000 additional shares of our common stock.

During 2008 we paid three dividends totaling $117,474 (or $0.79 per share) to our shareholders. This represented a 77.4% increase over the two dividends totaling $66,216 (or $0.44 per share) paid in 2007.

STORE COUNT ON DECEMBER 31, 2008:

During 2008, we identified eight store locations that closed and two locations that were converted to an in-plant type. On December 31, 2008 we had 2,311 stores, this consists of the 2,160 stores at the start of the year, the 161 stores we opened, less the eight stores we closed, and less the two stores we converted.

ADDITIONAL INFORMATION:

Additional information regarding certain Fastenal Company statistics for the current quarter is available on the Fastenal Company World Wide Web site at www.fastenal.com. The Company discloses sales and store information on a monthly basis. This information is posted at www.fastenal.com on the third business day following the end of the first two months of a quarter and simultaneous with the earnings release following the third month of a quarter. This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) working capital goals and expected returns on total assets when working capital is appropriately managed, (2) the expected outcome of our new long term growth strategy ‘pathway to profit’, including planned decreases in the rate of new store openings, planned additions to our outside sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from this strategy, and our ability to capture leverage, working capital efficiency, and improved productivity expected to result from this strategy, and (3) the expected settlement of our current class action lawsuit. The following factors are among those that could cause the Company’s actual results to differ materially from those predicted in such forward-looking statements: (i) an upturn or downturn in the economy could cause store openings to change from that expected, and could impact the rate at which additional sales personnel are added, our ability to grow average store sales by adding sales personnel, and our ability to capture leverage and manage support labor, (ii) a change, from that projected, in the number of markets able to support future store sites could impact the rate of new store openings, (iii) our ability to successfully attract and retain additional qualified sales personnel, the success of our additional sales personnel, and our ability to successfully change our sales process could adversely impact our ability to grow average store sales, (iv) a change in accounts receivable collections, a change in the economy from that currently being experienced, a change in buying patterns, or a change in vendor production lead times could cause us to fail to attain our goals regarding working capital and rates of return on assets, (v) a failure of the judge to approve the pending settlement of our class action lawsuit could effect the costs of the proceedings and the impact of the proceedings may effect our operations going forward, and (vi) an inadequate participation in the class for the pending settlement of our class action lawsuit could cause us to rescind the proposed settlement. A discussion of other risks and uncertainties is included in the Company’s 2007 annual report on Form 10-K under the section captioned “Risk Factors” and the Company’s 2007 annual report to shareholders under the section captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets

(Amounts in thousands except share information)

	Unaudited December 31, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$85,892	57,220
Marketable securities	851	159
Trade accounts receivable, net of allowance for doubtful accounts of $2,660 and $2,265, respectively	244,940	236,331
Inventories	564,247	504,592
Deferred income tax assets	15,909	14,702
Other current assets	63,564	67,767

Total current assets	975,403	880,771

Marketable securities	846	1,950
Property and equipment, less accumulated depreciation	324,182	276,627
Other assets, less accumulated amortization	3,718	3,713

Total assets	$1,304,149	1,163,061

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$63,949	55,353
Accrued expenses	83,545	75,565
Income taxes payable	499	6,873

Total current liabilities	147,993	137,791

Deferred income tax liabilities	13,897	15,109

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized	—	—
Common stock, 200,000,000 shares authorized, 148,530,712 and 149,120,712 shares issued and outstanding, respectively	1,485	1,491
Additional paid-in capital	1,559	227
Retained earnings	1,134,244	996,050
Accumulated other comprehensive income	4,971	12,393

Total stockholders’ equity	1,142,259	1,010,161

Total liabilities and stockholders’ equity	$1,304,149	1,163,061

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings

(Amounts in thousands except earnings per share)

	(Unaudited) Year ended December 31,		(Unaudited) Three months ended December 31,
	2008	2007	2008	2007
Net sales	$2,340,425	2,061,819	544,959	519,206
Cost of sales	1,104,333	1,014,245	253,769	254,640

Gross profit	1,236,092	1,047,574	291,190	264,566
Operating and administrative expenses	785,688	671,248	191,917	172,958
Gain (loss) on sale of property and equipment	(167)	99	32	14

Operating income	450,237	376,425	99,305	91,622
Interest income	930	1,474	295	334

Earnings before income taxes	451,167	377,899	99,600	91,956
Income tax expense	171,462	145,277	37,064	35,765

Net earnings	$279,705	232,622	62,536	56,191

Basic and diluted net earnings per share	$1.88	1.55	0.42	0.38

Basic weighted average shares outstanding	148,831	150,555	148,531	149,577

Diluted weighted average shares outstanding	148,831	150,555	148,531	149,577

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Amounts in thousands)

	(Unaudited) Year ended December 31,
	2008	2007
Cash flows from operating activities:
Net earnings	$279,705	232,622
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	39,201	37,332
Loss (gain) on sale of property and equipment	167	(99)
Bad debt expense	7,498	5,343
Deferred income taxes	(2,419)	(911)
Stock based compensation	3,247	1,915
Amortization of non-compete agreement	67	67
Changes in operating assets and liabilities:
Trade accounts receivable	(16,107)	(32,142)
Inventories	(59,655)	(48,595)
Other current assets	4,203	(7,410)
Accounts payable	8,596	13,982
Accrued expenses	7,980	14,021
Income taxes payable	(6,374)	5,892
Other	(6,214)	5,877

Net cash provided by operating activities	259,895	227,894

Cash flows from investing activities:
Purchase of property and equipment	(95,306)	(55,759)
Proceeds from sale of property and equipment	8,383	5,929
Net decrease in marketable securities	412	12,421
Increase in other assets	(72)	(265)

Net cash used in investing activities	(86,583)	(37,674)

Cash flows from financing activities:
Purchase of common stock	(25,955)	(87,311)
Payment of dividends	(117,474)	(66,216)

Net cash used in financing activities	(143,429)	(153,527)

Effect of exchange rate changes on cash	(1,211)	1,181

Net increase in cash and cash equivalents	28,672	37,874
Cash and cash equivalents at beginning of period	57,220	19,346

Cash and cash equivalents at end of period	$85,892	57,220

Supplemental disclosure of cash flow information:
Cash paid during each period for:
Income taxes	$173,539	144,318